Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2017, relating to the consolidated financial statements of Guaranty Bancshares, Inc., appearing in the Registration Statement of Guaranty Bancshares, Inc, on Form S-1, as amended (Registration No. 333-217176).

/s/ Whitley Penn LLP

Dallas, Texas

May 9, 2017